Exhibit 99.2

Haymaker Acquisition Corp. III Announces Closing of $300 Million Initial Public Offering

New York – March 4, 2021 – Haymaker Acquisition Corp. III (the “Company”) (NASDAQ: HYACU) today announced that it closed its initial public offering of 30,000,000 units. The offering was priced at $10.00 per unit generating total gross proceeds of $300,000,000.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $300,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to acquire and operate a business in the consumer or consumer- related products and services industries. The Company is led by Chief Executive Officer and Executive Chairman Steven J. Heyer, President Andrew R. Heyer, and Chief Financial Officer Christopher Bradley.

Citigroup and Cantor Fitzgerald & Co. served as the bookrunners and representatives of the underwriters of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

HaymakerIII@icrinc.com